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                                                                       EXHIBIT 4



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                             GROUP ANNUITY CONTRACT

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                             CONTRACT SPECIFICATIONS


                         CONTRACT OWNER           >

                         EFFECTIVE DATE           >

                         PLACE OF DELIVERY        >

                         CONTRACT NUMBER          >


- --------------------------------------------------------------------------------
                 GROUP ANNUITY CONTRACT - INDIVIDUALLY ALLOCATED

FORM NUMBERS

   HVL-20000 Pages 1-19

   HVL-10000-0 Annuity Tables

The interest rate applicable to the General Account values in the Active Life Fund attributable to contributions made to the General Account during the current Calendar Year (>) shall be at least equal to the following rates:

               Year                     Interest Rate
               ----                     -------------

               >                              >%
               >                              >%
               >                              >%
               >                              >%
               >                              >%
             Thereafter, rates shall be established annually.

The Company may, from time to time, credit interest at rates in excess of these rates.

Underlying Investments of Separate Accounts DC-I and DC-II under this Contract are:

                    ACCOUNT:                           BASED ON:

   Bond/Debt Securities Fund Account    Hartford Bond/Debt Securities
                                          Fund, Inc.
   Stock Fund Account                   HVA Stock Fund, Inc.
   Money Market Fund Account            HVA Money Market, Inc.
   Advisers Fund Account                HVA Advisers Fund, Inc.
   U.S. Government Money Market         Hartford U.S. Government
     Fund Account                         Money Market Fund, Inc.
   Aggressive Growth Fund Account       HVA Aggressive Growth Fund, Inc.
   GNMA/Mortgage Securities Fund        Hartford GNMA/Mortgage
     Account                              Securities Fund, Inc.
   Index Fund Account                   Hartford Index Fund, Inc.
   Socially Responsive Fund Account     Hartford Socially Responsive
                                          Fund, Inc.
   International Opportunities Fund     Hartford International Opportunities
     Account

And such other Funds as may be added from time to time, and which are described in the currently effective Prospectus for this contract.

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Contingent Deferred Sales Charges:

          Five percent (5%) of the surrendered amount from a Participant's Individual Account during the first six Participant Contract Years, four percent (4%) of the surrendered amount during the next two Participant Contract Years, three percent (3%) of the surrendered amount during the next two Participant Contract Years, and two percent (2%) of the surrendered amount during the next two Participant Contract Years. No Contingent Deferred Sales Charges will be applied after the twelfth Participant Contract Year.

          Death Benefits are never subject to any deduction for Contingent Deferred Sales Charges.

          No deductions for Contingent Deferred Sales Charges shall apply to a withdrawal from a Participant's Individual Account which qualifies as a "Hardship Withdrawal" under the deferred compensation plan of the Contract Owner and under Internal Revenue Code Section 457.

          Amounts applied to effect an Annuity option involving life contingencies or non-life contingencies for a period of three years or more are not subject to any deduction for Contingent Deferred Sales Charges.

Deduction for Annual Policy Fee

An Annual Policy Fee deduction shall be made against the value of a Participant's Individual Account under this contract on the last day of a Participant's Contract Year or during such year if the account is surrendered before the end of such year. For this contract, the Annual Policy Fee has been set at $0.

Transfer Fee

A Transfer Fee will be charged on each exchange within this contract of values to or among the available investment alternatives provided for in this contract, which takes place within each Participant's Individual Account. For this contract, the Transfer Fee has been set at $0 per exchange.

Deduction for Mortality, Expense and Administrative Undertakings

For assuming the mortality, expense and administrative undertakings under this contract the Company makes a deduction from the average daily net assets of the Separate Accounts as follows:

The deduction for such risks is currently set at 1.25% per year of the average daily net assets of the Separate Accounts. The rate may be increased by the Company, in its sole discretion, subject to a maximum charge of 2.00% per year.

                                  ENDORSEMENTS

HVL-10018-0    Tax Reform Act
HV-160-0       Investment Options/Transfer Limitation

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                                TABLE OF CONTENTS


                                                                            Page

Contract Specifications                                                      2

Definitions of Certain Terms                                                 5

Contribution Provisions                                                      6

General Account Interest Crediting Procedures                                7

Contract Control Provisions                                                  8

General Provisions                                                           8

Valuation Provisions                                                        11

Transfer Provisions                                                         12

Termination Provisions                                                      13

Settlement Provisions                                                       16

Annuity Tables                                                              20

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DEFINITIONS OF      ACCUMULATION PERIOD - The period under this contract prior
CERTAIN TERMS       to the Annuity Commencement Date.

                    ACCUMULATION UNIT - An accounting unit of measure used to calculate the Separate Account values of a Participant's Individual Account during the Accumulation Period.

                    ACTIVE LIFE FUND - A term used to describe the sum of the value of all Participant's Individual Accounts under this contract during the Accumulation Period.

                    ANNUAL POLICY FEE - The amount set forth on Page 3, if any, which is deducted from the value of a Participant's Individual Account on the last business day of a Participant's Contract Year or on the date of termination of the Individual Account, if earlier.

                    ANNUITANT - The Participant on whose behalf annuity payments are to be made under this contract.

                    ANNUITY - A series of payments for life, or for life with a minimum number of payments or a determinable sum guaranteed, or for a joint lifetime and thereafter during the lifetime of the survivor, or for payments for a designated period.

                    ANNUITY COMMENCEMENT DATE - The date on which Annuity payments are to begin as described under Settlement Provisions in this contract.

                    ANNUITY PERIOD - The period in the contracts, following the Accumulation Period, during which actual Annuity payments are made.

                    ANNUITY UNIT - An accounting unit of measure in the Separate Account used to calculate the amount of variable Annuity payments.

                    CALENDAR YEAR - The period of time from January 1 to December 31 of each year.

                    CONTRACT OWNER - The Employer or entity owning the contract.

                    CONTRACT YEAR - A period of 12 months commencing with the effective date of this contract or with any contract anniversary.

                    DATE OF COVERAGE - The date on which the application made on behalf of a Participant is received by the Company at its Home Office in Connecticut.

                    DECLARED INTEREST RATE(S) - One or more rates of interest which may be declared by the Company. Such rates will never be less than the applicable Guaranteed Interest Rates.
                    These Declared Interest Rates may apply to some or all of the General Account portion of the Active Life Fund for periods of time determined by the Company.

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DEFINITION OF       DUE PROOF OF DEATH - A certified copy of the death
CERTAIN TERMS       certificate, an order of a court of competent jurisdiction,
(continued)         a statement from a physician who attended the deceased or
                    any other proof acceptable to the Company.

                    GENERAL ACCOUNT - All assets of the Company other than those in the Separate Account, or in any other separate investment account established by the Company.

                    GUARANTEED INTEREST RATE(S) - The minimum rate(s) of interest to be credited to the General Account portion of the Active Life Fund, as set forth on Page 2.

                    HOME OFFICE - Home Office of the Company means Hartford Life Insurance Company, P.O. Box 2999, Hartford, Connecticut, 06104-2999.



                    MINIMUM DEATH BENEFIT - The minimum amount payable upon the death of a Participant prior to age 65 and before Annuity payments have commenced.

                    PARTICIPANT - A term used to define, for recordkeeping purposes only, any employee electing to participate in the deferred compensation plan of the employer/Contract Owner.

                    PARTICIPANT'S CONTRACT YEAR - A period of twelve (12) months commencing with the Date of Coverage under this contract and each successive twelve (12) month period thereafter.

                    PARTICIPANT'S INDIVIDUAL ACCOUNT - An account to which the General Account values and the Separate Account Accumulation Units held by the Contract Owner or behalf of a Participant are allocated during the Accumulation Period.

                    PREMIUM TAX - The tax or amount of tax, if any, charged by a state or municipality on premiums, purchase payments or contract value.

                    SEPARATE ACCOUNT - The Separate Accounts of the Company, identified on page 2, under which income, gains and losses, whether or not realized, from assets allocated to such account are, in accordance with the contracts issued with respect thereto, credited to or charged against such Separate Account without regard to the other income, gains, or losses of the Company.

                    UNDERLYING SECURITY - The Funds listed in the currently effective prospectus for this contract.

CONTRIBUTION        CONTRIBUTIONS
PROVISIONS
                    During each Contract Year, the Contract Owner will remit to the Company all contributions to be made on behalf of the Participants. Such contributions, after deducting any applicable

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CONTRIBUTION        Premium Taxes, will be applied by the Company to the General
PROVISIONS          Account and/or to the Separate Account for Accumulation
(continued)         Units in the Separate Account on behalf of a Participant in accordance with the Valuation Provisions and the instructions of the Contract Owner. The minimum contribution which may be made at any time on behalf of any Participant is $30, except where the plan of an Employer requires a lesser amount which in any event may not be less than $10.

                    The total amount of contributions for a Participant in any one year may be increased to three times the total contributions made on behalf of that Participant during the 12 months subsequent to his Date of Coverage. Increases in contributions in excess of those described in the previous sentence will be accepted only with the consent of and subject to then specified terms set by the Company.

                    ALLOCATION OF CONTRIBUTION DURING THE ACCUMULATION PERIOD

                    The Contract Owner must specify that portion of a contribution on behalf of a Participant to be allocated to the General Account and/or to each account of the Separate Account from 0% to 100% in multiples of 10%, provided the minimum amount allocated to any account must be at least $10. Such allocation may be changed from time to time by the Contract Owner. With respect to a Participant's Individual Account, the Contract Owner may, subject to contractual provisions, transfer monies between accounts during the Accumulation Period.

GENERAL             Participants' Individual Account values in the General
ACCOUNT             Account are credited with interest at rates at least equal
INTEREST            to the applicable Guaranteed Interest Rates.  Each Calendar
CREDITING           Year's contributions to the General Account will be given a
PROCEDURES          five year set of Guaranteed Interest Rates.  The set of
                    Guaranteed Interest Rates for contributions made to the General Account during the Calendar Year of issue are listed on Page 2 of this Contract. Thereafter, the set of Guaranteed Interest Rates for a given Calendar Year's contributions to the General Account will be determined at the end of the preceding Calendar Year. When the five year set of guarantees for a particular Calendar Years's contributions to the General Account expires, and each Calendar Year thereafter, the Company will give a one year
                    Guaranteed Interest Rate.

                    Contributions are credited to Participants' Individual Accounts, and begin earning interest, the day the Company receives the Contribution at its Home Office. Interest is credited to Participants' Individual Account values daily.

                    The Company may credit interest to all or some portion of a Participant's Individual Account at one or more Declared Interest Rates. However, in no event will such Declared Interest Rates be less than the applicable Guaranteed Interest Rate(s).

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CONTRACT            OWNER
CONTROL
PROVISIONS          The Contract Owner has the sole and exclusive power to
                    exercise all the rights, options and privileges granted by this contract or permitted by the Company and to agree with the Company to any change in or amendment to the contract.

                    BENEFICIARY

                    The Contract Owner will be the beneficiary to whom any death benefit from a Participant's Individual Account will be payable.

                    ASSIGNMENT

                    This contract may be assigned. No assignment will be effective against the Company until a copy of the assignment has been received at the Home Office of the Company prior to settlement of the Company's liability under the contract. The Company assumes no responsibility for the validity of any assignment.


GENERAL             THE CONTRACT
PROVISIONS
                    This contract and the application for the contract which is attached hereto when issued to the Contract Owner, constitute the entire contract. All statements in the application shall, in the absence of fraud, be deemed representations and not warranties. No statement shall avoid this contract or be used in defense of a claim under it unless contained in the written application for this contract.

                    Contract Years, months and anniversaries shall be computed from the effective date of this contract.

                    MODIFICATION OF THE CONTRACT

                    This contract may be modified at any time by written agreement between the Contract Owner and the Company. No modification will affect the amount or term of any Annuities begun prior to the effective date of the modification, unless it is required to conform this contract to, or give the Contract Owner the benefit of, any federal or state statutes or any rule or regulation of the United States Treasury Department.

                    On and after the fifth contract anniversary, the Company may change from time to time any or all of the terms of this contract by giving 90 days' advance written notice of such change to the Contract Owner except that the Annuity Tables, Guaranteed Interest Rates, Annual Policy Fee and Contingent Deferred Sales Charges which are applicable on the Date of Coverage of a Participant's Individual Account under this contract will continue to be applicable to all contributions made to such Account which in any

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GENERAL             year do not exceed three times the total contributions made
PROVISIONS          to such Account during the initial Participant's Contract
(continued)         Year.  In addition, the limitations on the deductions for
                    the mortality risk, expense risks, and administrative undertakings will continue to apply in all Contract Years.

                    No modification of this contract shall be made except over the signature of the President, a Vice President, a Secretary, or an Assistant Secretary.

                    SUSPENSION OF THE CONTRACT

                    This contract may be suspended by the Contract Owner by written notice to the Company at its Home Office at least 90 days prior to the effective date of such suspension. The contract will be suspended automatically on a contract anniversary if the Contract Owner fails to assent to any modifications, as described under Modification of the Contract, above which would have been effective on or before that contract anniversary. On suspension, contributions will be accepted by the Company on behalf of Participants covered under the contract prior to the date of suspension, but no contributions will be accepted on behalf of new Participants. Suspension of the contract will not affect payments to be made by the Company under an Annuity which commenced prior to the date of suspension.

                    CHANGE TO A PAID-UP CONTRACT

                    The contract will be deemed paid-up within 30 days after the end of the Contract Year if the Contract Owner has not remitted a contribution to the Company during the preceding
                    twelve-month period.   Effective with a change to paid-up
                    status, no further contributions will be accepted by the Company and each Participant will be considered an inactive Participant until the commencement of Annuity payments on his behalf or until the value of a Participant's Individual Account is disbursed or applied in accordance with the Termination Provisions.

                    NON-PARTICIPATING

                    This contract does not share in the surplus earnings of the Company.

                    MISSTATEMENT OF AGE

                    If the age of an Annuitant has been misstated, the amount of the Annuity payable by the Company shall be that provided by the values under this contract allocated to effect such Annuity on the basis of the corrected information, without changing the date of the first payment of such Annuity.

                    Any underpayments by the Company shall be made up immediately and any overpayments shall be charged against future amounts becoming payable.

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GENERAL             REPORTS TO THE CONTRACT OWNER
PROVISIONS
(continued)         The Company will at the end of each calendar quarter,
                    transmit to each Contract Owner a written statement of account showing the total value of General Account and Separate Account interests held in each Participant's
                    Individual Accounts under this contract.

                    VOTING RIGHTS

                    The Company shall cause the Contract Owner to be advised of any Fund shareholders' meetings of any Fund the shares of which may be held under this contract at which the shares held for the Contract Owner may be voted and shall also, at any Contract Owner's request, cause proxy materials and a form of instruction by means of which the Contract Owner can instruct the Company with respect to the voting of the Fund shares held for the Contract Owner's account to be sent to the Contract Owner. In connection with the voting of Fund shares held by it, the Company shall arrange for the handling and tallying of proxies received from the Contract Owner. The Company, as such, shall have no right, except as herein provided, to vote any Fund shares held by it hereunder which may be registered in its name or the names of its nominees.

                    The Company will, however, vote the Fund shares held by it in accordance with the instructions received from the Contract Owner. If the Contract Owner desires to attend any meeting at which the Fund shares held for the Contract Owner's benefit may be voted, the Contract Owner may request that the Company furnish a proxy or otherwise arrange for the exercise of voting rights with respect to the Fund shares held for such Contract Owner's account. In the event that the Contract Owner gives no instructions or leaves the manner of voting discretionary, the Company will vote such shares of each Fund in the same proportion as shares of that Fund for which instructions have been received.

                    PROOF OF SURVIVAL

                    The payment of any Annuity benefit will be subject to evidence that the Annuitant is alive on the date such payment is otherwise due.

                    INFORMATION FROM THE CONTRACT OWNER

                    The Contract Owner will furnish any information which the Company may reasonably require in order to administer this contract. If the Contract Owner cannot furnish any required item of information, the Company may request the person concerned to furnish the information. The Company will not be liable for the fulfillment of any obligations dependent upon that information until it receives such information.

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GENERAL             INDIVIDUAL CERTIFICATES
PROVISIONS
(continued)         The Company will issue to the Contract Owner for each
                    Participant an individual certificate which evidences that contributions are to be made on behalf of that Participant under this contract.


VALUATION           NET CONTRIBUTIONS
PROVISIONS
                    The net contribution to a Participant's Individual Account is equal to the total contributions made on behalf of that Participant less any applicable Premium Taxes.

                    The net contribution for the General Account or Separate Account (determined in accordance with the account allocation percentages elected) is applied to provide General Account values or Separate Account Accumulation Units. The number of Accumulation Units credited to each variable account is determined by dividing the net contribution for that account by the dollar value of one Accumulation Unit next computed after the receipt of the contribution by the Company.

                    The Company will determine the value of the General Account portion of the Contract in accordance with the General Account Interest Crediting Procedures set forth an page 7.

                    Distributed earnings with respect to the underlying securities will be credited to Contract Owners by increasing the value of units of interest held under this contract.

                    The number of Accumulation Units so determined will not be affected by any subsequent change in the value of Accumulation Units. The Accumulation Unit value in the Separate Account may decrease or increase from day to day as specified below.

                    SEPARATE ACCOUNT NET INVESTMENT RATE AND SEPARATE ACCOUNT NET INVESTMENT FACTOR

                    The net investment rate for the Separate Account for any day is equal to the gross investment rate for each account in the Separate Account expressed in decimal form to six places, less applicable deductions by the Company each year for the expense, mortality and administrative undertakings as set forth on Page 3. The gross investment rate for an account is (a) its investment income for the day plus its capital gains and minus its capital losses, whether realized or unrealized, and less a deduction for any applicable taxes arising from the income and the realized and unrealized capital gains attributable to that account, divided by (b) the value of that account on the previous day.

                    The net investment factor for each account is the sum of
                    1.000000 plus the net investment rate for that account.

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VALUATION           SEGREGATION OF SEPARATE ACCOUNT ASSETS
PROVISIONS

(continued)
                    That portion of the assets of the Separate Account equal to the reserves and other control liabilities of the Separate Account shall not be chargeable with liabilities arising out of any other business the Company may conduct.

                    ACCUMULATION UNIT VALUE

                    The value of an Accumulation Unit for each account of the Separate Account was fixed at $1 each on the date the Account was initially established. The value of the respective Accumulation Units for any subsequent day is determined by multiplying the Accumulation Unit value for the preceding day by the net investment factor for that account for the current day.

                    ANNUITY UNIT VALUES DURING THE ANNUITY PERIOD

                    The value of an Annuity Unit for each account in the Separate Account was fixed at $1 each on the date the account was initially established and for any day thereafter is determined by multiplying the value of the Annuity Unit for that account on the preceding day by the product of (a) the net investment factor for that account of the Separate Account for the day for which the Annuity value is being calculated and (b) a factor to neutralize the assumed investment rate (A.I.R.) of 4% or 5%. The factor for a 4% A.I.R. is .999892, and the factor for a 5% A.I.R. is .999866.


TRANSFER            TRANSFERS WITHIN THE SEPARATE ACCOUNT
PROVISIONS
                    Participant Individual Account Values may be re-allocated within the Separate Account at any time. A Transfer Fee, as described on Page 3, shall be charged against each such transfer which takes place within each Participant's
                    Individual Account.

                    TRANSFERS FROM THE SEPARATE ACCOUNT

                    Participant Individual Account values in the Separate Account may be transferred to the General Account at any time. Such transfers will be treated like General Account contributions to this contract on the date of such transfer. A Transfer Fee, as described on Page 3, shall be charged against each such transfer which takes place within each Participant's Individual Account.

                    TRANSFERS FROM THE GENERAL ACCOUNT

                    Participant Individual Account values in the General Account may be transferred to an account in the Separate Account at any time, subject to the right of the Company to limit any such transfer in any Calendar Year to one sixth (1/6 th) of the General Account

TRANSFER            value of the Participant's Individual Account at the end of
PROVISIONS          the preceding Calendar Year.  A Transfer Fee, as described
(continued)         on Page 3, shall be charged against each such transfer which takes place within each Participant's Individual Account.
                    If the Company exercises its right to limit transfers, any transfers not made will be effected, unless the Company is directed in writing otherwise, in each succeeding Calendar
                    Year until all transfers have been made.

                    Deferred transfers will be made in the order in which such requests were received in writing by the Company at its Home Office. All transfers will be made on a last in, first out basis; that is, that General Account portion of a Participant's Individual Account attributable to his most recent contributions or transfers will be transferred first. Any General Account portion of a Participant's Individual Account attributable to older contributions or transfers will be transferred only after the portion attributable to more recent contributions has been transferred.

                    The overall partial surrender limit, which follows, also may limit a Participant's right to transfer money from the General Account.


TERMINATION         FULL OR PARTIAL TERMINATION OF A PARTICIPANT'S INDIVIDUAL
PROVISIONS          ACCOUNT

                    On full or partial termination of a Participant's Individual Account prior to the specified Annuity Commencement Date, the Contract Owner will notify the Company as to the manner in which the then value of the Participant's Individual Account is to be disbursed or applied in accordance with the terms of this contract. The following section (Partial Surrender of General Account Values) may limit the amount of these Participant Individual Account full or partial terminations which may be made in any Contract Year. The termination value of a Participant's Individual Account for any day prior to the Annuity Commencement Date is equal to the value of the Participant's Individual Account on that day, less:

                    (a)  any applicable premium taxes not previously deducted;
                         and
                    (b) any applicable Annual Policy Fee as described on Page 3, and
                    (c) any applicable Contingent Deferred Sales Charges as set forth on page 3.

                    The termination value of the portion of the Participant's Individual Account in the Separate Account may decrease or increase from day to day.

TERMINATION         PARTIAL SURRENDER OF GENERAL ACCOUNT VALUES
PROVISIONS
(continued)         The Company has the absolute right to deny any request for a partial surrender of General Account values in the Active
                    Life Fund under this contract when the cumulative requests for partial surrenders in any Calendar Year, including any previously deferred surrender payments and transfers, would exceed one sixth (1/6th) of the General Account values in the Active Life Fund under this contract at the end of the preceding Calendar Year. For the purposes of this section, money transferred to an account in the Separate Account is considered a partial surrender of General Account values.

                    If the Company exercises its right to limit partial surrenders, any partial surrenders not made will be effected, unless the Company is directed in writing otherwise, in each succeeding Calendar Year until all partial surrenders have been made. Deferred partial surrenders will be made in the order in which such requests were received in writing by the Company at its Home Office. All partial surrenders will be made on a last in, first out basis; that is, that General Account portion of a Participant's Individual Account attributable to his most recent contributions or transfers will be surrendered first. Any General Account portion of a Participant's Individual Account attributable to older contributions or transfers will be surrendered only after the portion attributable to more recent contributions or transfers has been surrendered. All partial surrenders are also subject to any applicable Contingent Deferred Sales Charges as in page 3 and also any applicable Premium Taxes not previously deducted.

                    FULL SURRENDER OF GENERAL ACCOUNT VALUES

                    If a request is made for a full surrender of the General Account portion of the contract's Active Life Fund, the Company will first reduce the General Account portion of the Participants' Individual Account values by any applicable premium taxes not previously deducted and by any applicable Contingent Deferred Sales Charge and any applicable Annual Policy Fees as on page 3. The remaining General Account portion of the Active Life Fund may then be paid out in either of two ways, at the option of the Contract Owner.

                         Option 1:  Book Value Spread Option:
                         Under this option, the Hartford will pay an amount equal to 100% of the General Account portion of the Active Life Fund minus any applicable premium taxes not previously deducted, minus any applicable Contingent Deferred Sales Charges, and minus any applicable Annual Policy Fees. The Hartford reserves the right to make such payment in level annual installments over a period not to exceed five years, in which event interest will be credited on the unpaid balance at a rate per annum produced by the following formula:

                            i = (A - 2 (B-A)) - .005

TERMINATION         Where
PROVISIONS               i = The rate of interest (expressed as a decimal,
(continued)              e.g. 1%=.01) to be credited, subject to a minimum rate
                         of 0.00% and a maximum rate of B%.

                         A = The weighted average interest rate (expressed as a decimal, e.g. 1%=.01) being credited to the General Account portion of this contract as of the date of discontinuance.

                         B = The average yield (expressed as a decimal, e.g. 1%=.01) for the month prior to the date of termination of the higher of the Salomon Brothers weekly index of new Long Term Public Utilities rated Aa and the Salomon Brothers weekly Index of Current Coupon 30 year Federal National Mortgage Association Securities, or their equivalents.

                         Option 2: Market Value Lump Sum Option:
                         Under this option, the Hartford will pay an amount equal to 100% of the General Account Portion of the Active Life Fund minus any applicable premium taxes not previously deducted, minus any applicable Contingent Deferred Sales Charges, and minus applicable Annual Policy Fees, multiplied by the appropriate market value factor. This market value factor is determined as:

                         1 - 6 (B-A), if B is greater than A
                              or 1, if A is greater than B
                         where A and B are as described above.

                    FULL SURRENDER OF SEPARATE ACCOUNT VALUES

                    If a request is made for a full surrender of the Separate Account portion of the contract's Active Life Fund, the Company will pay out 100% of the Separate Account portion of the Participants' Individual Account values reduced by any applicable premium taxes not previously deducted, and any applicable Contingent Deferred Sales Charges and any applicable Annual Policy Fees as on Page 3.

                    TERMINATION AFTER THE ANNUITY COMMENCEMENT DATE

                    An Annuity effected under this contract may not be surrendered for its termination value after the commencement of Annuity payments.

                    PAYMENT OF TERMINATION VALUE

                    When all or any part of the Separate Account termination value of a Participant's Individual Account is taken by the Contract Owner in the form of a cash settlement, payment will be made within seven (7) days following the day the request is received by the Company at its Home Office, except as the Company may be permitted to defer payment under the Investment Company Act of 1940.

SETTLEMENT          ADDITIONAL CONTRIBUTIONS TO ANNUITANTS' ACCOUNTS
PROVISIONS
                    The Contract Owner may make additional contributions at the beginning of the Annuity Period for the purpose of effecting increased Annuity payments. All such additional contributions shall be subject to the following deduction for sale expenses as well as any applicable Premium Taxes.


ADDITIONAL CONTRIBUTION TO AN ANNUITANT'S ACCOUNT                TOTAL DEDUCTION
               First $50,000                                           3.50%
               Next $50,000                                            2.00%
               Amounts over $100,000                                   1.00%

                    A deduction will be made as an asset charge against the average daily net assets of DC-II for provision of the mortality, expense and administrative undertakings of the Company in the same manner and amount as provided for in DC-I (see "Deduction for Mortality Expense and Administrative Undertakings", Page 3).

                    ANNUITY RIGHTS

                    "Annuity Rights" shall be provided under the contract entitling the Contract Owner to have Annuity payments made at the rates set forth in this contract. Such rates will be made applicable to all amounts held in a Participant's Individual Account during the Accumulation Period, including any repayments of partial withdrawals which do not exceed five times the gross contributions made during the Accumulation Period with respect to such Participant's Individual Account. To the extent that the value of a Participant's Individual Account at the end of the Accumulation Period is insufficient to fund the Annuity Rights provided, the Contract Owner shall have the right to apply any additional contributions, as described above, to the values held in a Participant's Individual Account in order to exercise all of the Annuity Rights provided herein. Any amounts in excess thereof may be applied at Annuity rates then being offered by the Company.

                    ELECTION OF ANNUITY OPTION

                    The Annuity Commencement Date may be the first day of any month before or including the month of a Participant's 75th birthday, or such earlier date as applicable laws shall prescribe. However, in the absence of a written election to the contrary, the Company reserves the right to set the Annuity Commencement Date as the first day of the month coincident with or next following the Participant's 65th birthday.

                    The Contract Owner may elect to have the value of a Participant's Individual Account applied on the Annuity Commencement Date under any one of the Annuity options described below. In the absence of such election, the Company reserves the right to apply the value of the Participant's Individual Account on the Annuity Commencement Date to provide a Life Annuity with 120 monthly payments certain (Option Two).

SETTLEMENT          The Separate Account value of the Participant's Individual
PROVISIONS          Account is determined on the basis of the Accumulation Unit
(continued)         value on the fifth business day preceding the date the
                    Annuity payments commence.

                    Election of any of these options, including any optional Annuity Commencement Date, must be made by notice in writing to the Home Office of the Company at least 30 days prior to the date such election is to become effective.

                    DATE OF PAYMENT - The first payment under any option will be made within fifteen business days after the arrival of claim for settlement or on any other later specified date, and subsequent payments will be made periodically on the anniversary of the first payment.

                    If at any time payments under an Annuity option are less than $20 per payment, the Company may change the frequency of payment to such intervals as will result in Annuity payments of at least $20.

                    Once Annuity payments have commenced, no surrender of the Annuity benefit can be made for the purpose of receiving a lump sum settlement in lieu thereof.

                    ALLOCATION OF ANNUITY

                    At the time election of one of the Annuity options is made, the Contract Owner may further elect to have the value of the Participant's Individual Account applied to provide a variable Annuity, a fixed dollar Annuity, or a combination of both.

                    VARIABLE ANNUITY - A variable Annuity is an Annuity with payments decreasing or increasing in amount in accordance with the net investment result of the account or accounts in the Separate Account as described in "Valuation Provisions", commencing on Page 11. After the first monthly payment for a variable Annuity has been determined in accordance with the provisions of this contract, a number of Annuity Units is determined by dividing that first monthly payment by the appropriate Annuity Unit value on the effective date of the Annuity payments. Once variable Annuity payments have begun, the number of Annuity Units remains fixed. The method of calculating the Annuity Unit value is described under "Valuation Provisions".

                    The dollar amount of the second and subsequent variable Annuity payments is not predetermined and may decrease or increase from month to month. The actual amount of each variable Annuity payment after the first is determined by multiplying the number of Annuity Units by the appropriate Annuity Unit value for each account as described in the "Valuation Provisions", for the fifth business day preceding the date the Annuity payment is due.

SETTLEMENT          MORTALITY,  EXPENSE AND ADMINISTRATIVE UNDERTAKING
PROVISIONS
(continued)         The Company guarantees that the dollar amount of variable
                    Annuity payments will not be adversely affected by variations in the actual expenses incurred in providing and administering this contract, or in the actual mortality experience of payees from the mortality assumption used in determining the first monthly payment.

                    FIXED DOLLAR ANNUITY - A fixed dollar Annuity is an Annuity with payments which remain fixed as to dollar amounts throughout the payment period.

                    DEATH OF PARTICIPANT OR BENEFICIARY

                    In the event a Participant dies before his Annuity Commencement Date, the Contract Owner will receive the value of the Participant's Individual Account on the date of receipt of due proof of death at the Home Office of the Company, except that if upon death prior to the Annuity Commencement Date the Participant had not attained his 65th birthday, the Contract Owner will receive the greater of the then value of the Participant's Individual Account or 100% of all contributions made on behalf of the Participant reduced by the dollar amount of any partial terminations not repaid. The death benefit may be taken in one sum or under any of the settlement options available under this contract and will be paid to the Contract Owner or a beneficiary designated by the Contract Owner. Such election must be made within one year after the death of the Participant by written notice to the Home Office of the Company.

                    When payment is taken in one sum, a variable payment will be made within 7 days after the date due proof of death is received at the Home Office of the Company, except as the Company may be permitted to defer such payment under the Investment Company Act of 1940.

                    In the event of the death of the Annuitant while receiving Annuity payments, the present values at the current dollar amount on the date of death of any remaining guaranteed number of payments will be paid in one sum to the beneficiary designated by the Contract Owner unless other provisions shall have been made and approved by the Company, provided, however, that, in the event of the Participants' death, any settlement option must provide that any amount payable as a death benefit will be distributed within five years of the date of death, or, if the benefit is payable over a period not extending beyond the life expectancy of the beneficiary or over the life of the beneficiary, such distribution must commence within one year of the date of death. The present value of any remaining guaranteed number of payments will be based on the interest rate used by the Company to determine the amount of each certain payment. In the case of the Separate Account,

SETTLEMENT          calculations for such present value of the guaranteed number
PROVISIONS          of payments remaining will be based on assumed net
(continued)         investment rate.  In the case of the General Account the net investment rate assumed will be the rate that is used by the Company to determine the amount of each certain payment.
                    The Annuity Unit value on the date of receipt of due proof of death shall be used for the purpose of determining such present value.

                    ANNUITY OPTIONS

                    FIRST OPTION - Life Annuity - An Annuity payable monthly during the lifetime of the Annuitant, ceasing with the last payment due prior to the death of the Annuitant.

                    SECOND OPTION - Life Annuity with 120, 180 or 240 Monthly Payments Certain - An Annuity providing monthly income to the payee for a fixed period of 120 months, 180 months, or 240 months (as selected), and for as long thereafter as the Annuitant shall live.

                    THIRD OPTION - (1) Unit Refund Variable Life Annuity - A variable Annuity payable monthly during the lifetime of the Annuitant, ceasing with the last payment due prior to the death of the Annuitant, provided that, at the death of the Annuitant, the beneficiary will receive an additional payment of the then dollar value of the number of Annuity Units equal to the excess, if any, of (a) over (b) where (a) is the total amount applied under the option (after deduction of any applicable premium taxes) divided by the Annuity Unit value at the effective date of Annuity payments and (b) is the number of Annuity Units represented by each payment multiplied by the number of payments made

                    or

                    (2) Cash Refund Fixed Life Annuity - A fixed Annuity payable monthly during the lifetime of the Annuitant, ceasing with the last payment due prior to the death of the Annuitant, provided that, at the death of the Annuitant, the beneficiary will receive an additional payment of the then dollar value of the excess (if any) of the amount applied under the option (after deduction of any applicable premium taxes) minus the sum of any Annuity payments already made.

                    FOURTH OPTION - Joint and Last Survivor Life Annuity - An Annuity payable monthly during the joint lifetime of the Annuitant and a secondary Annuitant, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

                    FIFTH OPTION - Payments for a Designated Period - An amount payable monthly for the number of years selected which may be from 3 to 30 years.

ANNUITY TABLES      The attached Tables show the dollar amount of the first
                    monthly payments for each $1,000 applied under the first five options. Under the First, Second, or Third Options, the amount of each payment will depend upon the age of the Annuitant at the time the first payment is due. Under the Fourth Option, the amount of each payment will depend upon the ages of both Annuitants at the time the first payment is due.

                    The Tables for the First, Second, Third and Fourth Options are based on the 1983 Table a for Individual Mortality set back one year and an interest rate of 4% per annum. The Table for the Fifth Option is based on an interest rate of 4% per annum.

                    The Company may at its option, use rates and/or Tables which are more favorable to the Annuitant.